SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2009

MEMSIC, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33813	04-3457049
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Tech Drive, Suite 325, Andover, MA	01810
(Address of principal executive offices)	(Zip Code)

One Tech Drive, Suite 325, Andover, MA 01810

(Mailing Address)

(978) 738-0900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 1, 2009, our compensation committee established a bonus plan for our executive officers for 2009. Annual bonuses, if any, will be paid in cash in an amount determined by our compensation committee in early 2010, based upon the committee’s judgment as to the extent to which stated company and individual performance goals have been met. The compensation committee retains discretion over the bonus plan and has the right to terminate it at any time. The material terms of the 2009 executive officer bonus plan are as follows:

•

The target bonus for our Chief Executive Officer is $175,000. The amount of this target bonus that is ultimately earned will be based upon attainment of goals relating to our profitability on a GAAP basis, major account wins, product development milestones and individual management objectives.

•

The target bonus for our Vice President of Sales and Marketing and Business Development is $100,000. The amount of this target bonus that is ultimately earned will be based upon attainment of goals relating to our revenue and major account wins.

•

The target bonus for our Chief Financial Officer is $65,000. The amount of this target bonus that is ultimately earned will be based upon attainment of goals relating to our profitability on a GAAP basis, inventory management and maintenance of effective control over our financial reporting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMSIC, INC.

By:	/s/ Patricia Niu
Patricia Niu
Chief Financial Officer

Date: June 5, 2009